Exhibit 99.1

Investors Real Estate Trust Announces Appointment of Jeff Caira as a Trustee

MINOT, N.D. - June 25, 2015 - Investors Real Estate Trust (NYSE:IRET) (NYSE:IRETPR) (NYSE:IRETPRB) announced that the Company’s Board of Trustees has elected Jeffrey P. Caira as a trustee, effective as of June 23, 2015. Mr. Caira’s term of office will continue until the Company’s 2015 Annual Meeting of Shareholders and until his successor is elected and qualifies. Mr. Caira will serve on the Board’s Nomination and Governance Committee.

Mr. Caira, 58, brings to the Company over 30 years experience in the real estate industry and ten years experience in serving on boards of directors. He was most recently a Director — Co-Portfolio Manager at AEW Capital Management for ten years, on the North American Diversified Strategy, a multi- billion dollar real estate securities portfolio. Prior to that, Mr. Caira served as a Vice President- Portfolio Manager and Senior Analyst for Pioneer Investment Management, Inc., managing the U.S. real estate sector fund; and Vice-President — Senior Equity Research Analyst for RBC Dain Rauscher, Inc. (formerly Tucker Anthony), covering equity REITs. Mr. Caira’s valuable experience on several non-profit boards will also be a welcome addition to IRET’s Board of Trustees. Mr. Caira graduated from the University of Notre Dame and holds a Master of Business Administration degree from the Kellogg School of Management.

“We look forward to Jeff contributing to the Board of Investors Real Estate Trust,” said IRET’s President and Chief Executive Officer, Timothy Mihalick.  “Jeff’s experience in property acquisition, financing, and management, along with public company securities analysis and portfolio management will be an asset as we continue with implementation of the Company’s Strategic Plan announced at the end of our 2015 fiscal third quarter.”

About Investors Real Estate Trust

Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multi-family residential, healthcare and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.

Cindy Bradehoft

Director of Investor Relations
10050 Crosstown Circle, Suite 105

Eden Prairie, Minnesota 55344

Phone: 952.401.4835

Email: cbradehoft@iret.com